EXHIBIT 99.1

United-Guardian Reports Strong Nine-Month Financial Results

HAUPPAUGE, N.Y., Nov. 09, 2017 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for the first nine months of 2017 increased by 55% compared with the same period in 2016, with gross sales for the period increasing by 24%. Net income for the nine-month period was $2,828,907 ($0.62 per share) on sales of $10,068,868, compared with net income of $1,830,607 ($0.40 per share) on sales of $8,114,093 for the comparable period last year. While gross sales for the third quarter were down slightly from $3,567,565 to $3,304,489, net income for the quarter was up 21% from $900,135 ($0.20 per share) to $1,090,323 ($0.24 per share) due to lower overhead and production costs.

Ken Globus, United-Guardian’s President, stated, “The 55% increase in net income for the first nine months of the year was attributable primarily to a 48% increase in sales of our personal care products. Supplementing that increase was a 54% increase in sales of our new single-dose form of Renacidin®, our proprietary urological product, which was introduced to the market in the second quarter of 2016. We are continuing to develop new products for the personal care market, especially ingredients for the growing “natural” products market, and we are optimistic that we will be able to continue to increase sales of these products over the next few years. In addition, we expect to launch our new Renacidin web site in the next few months, which we hope will increase awareness and sales of the product in the coming years.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Robert S. Rubinger
Public Relations
(631) 273-0900

STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016

Sales:
Gross sales	$3,304,489	$3,567,565	$10,068,868	$8,114,093
Sales allowances and returns	(126,697)	(109,932)	(329,937)	(254,719)
Net Sales	3,177,792	3,457,633	9,738,931	7,859,374

Costs and expenses:
Cost of sales	1,110,806	1,594,198	4,042,015	3,499,589
Operating expenses	438,257	460,401	1,320,342	1,393,286
Research and development	159,531	158,593	507,535	494,054
Total costs and expenses	1,708,594	2,213,192	5,869,892	5,386,929

Income from operations	1,469,198	1,244,441	3,869,039	2,472,445

Investment income	114,250	64,644	239,918	190,862

Income before provision for income taxes	1,583,448	1,309,085	4,108,957	2,663,307

Provision for income taxes	493,125	408,950	1,280,050	832,700

Net Income	$1,090,323	$900,135	$2,828,907	$1,830,607

Earnings per common share
(Basic and Diluted)	$0.24	$0.20	$0.62	$0.40

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319

··· Additional financial information can be found at the company’s web site at www.u-g.com. ···

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.